UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2023

Precigen, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-36042	26-0084895
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of principal executive offices) (Zip Code)

(301) 556-9900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	PGEN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2023, Precigen, Inc., (the “Company”), entered into an amended and restated exclusive license agreement (the “License Agreement”), with Alaunos Therapeutics (“Alaunos”). The License Agreement amends and replaces the terms of that certain Exclusive License Agreement by and between the Company and Alaunos, dated October 5, 2018.

Pursuant to the terms of the License Agreement, the Company has granted Alaunos an exclusive, worldwide, royalty-free, sub-licensable license to research, develop and commercialize T-cell receptor products, designed for neoantigens for the treatment of cancer or the treatment and prevention of human papilloma virus, or HPV, to the extent that the primary reason for such treatment or prevention is to prevent cancer, which is referred to as the HPV Field. The Company has also granted Alaunos an exclusive, worldwide, royalty-free, sub-licensable license for certain patents relating to the Sleeping Beauty technology to research, develop and commercialize TCR Products for both neoantigens and shared antigens for the treatment of cancer and in the HPV Field. The Company also granted Alaunos certain non-exclusive rights with respect to shared antigens, NK cells and gamma delta T-cells.

Alaunos will be solely responsible for all aspects of the research, development and commercialization of the exclusively licensed products for the treatment of cancer and will not be subject to an diligence obligation with respect to such efforts.

Pursuant to the License Agreement, Alaunos no longer has any rights to the Company’s technology with respect to (i) products utilizing the Company’s RheoSwitch® gene switch, or RTS to express IL-12, or the IL-12 Products, for the treatment of cancer, (ii) chimeric antigen receptor, or CAR, products including CD-19 and BCMA, or (iii) products utilizing an additional construct that expresses RTS IL-12, or Gorilla IL-12 Products, for the treatment of cancer and in the HPV Field. In addition, the Company may research, develop and commercialize products for the treatment of cancer, outside of the products exclusively licensed to Alaunos. Alaunos will provide the Company with certain access to information and materials related to Alaunos’s prior use of the Company’s technologies that is no longer within the scope of the License Agreement.

In consideration of the licenses and other rights granted by the Company, Alaunos will pay the Company an annual license fee of $75,000. Neither Alaunos nor the Company will have any other obligations with respect to the payment of milestones or royalties on products developed in connection with the License Agreement.

The Company has agreed that, during the term of the License Agreement, it will not use the licensed intellectual property to research, develop or commercialize any exclusive product for the treatment of cancer.

The License Agreement will terminate on a product-by-product and/or country-by-country basis upon the expiration of the last to expire patent claim for a licensed product. In addition, Alaunos may terminate the License Agreement on a country-by-country or program-by-program basis following written notice to the Company, and either party may terminate the License Agreement following notice of a material breach.

The License Agreement also contains customary representations, warranties and covenants from Alaunos and the Company, as well as customary provisions related to indemnity, confidentiality and other matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precigen, Inc.

By:	/s/ Donald P. Lehr
Donald P. Lehr
Chief Legal Officer

Dated: April 4, 2023